UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2008

Fiserv, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	0-14948	39-1506125
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 Fiserv Drive, Brookfield, Wisconsin 53045

(Address of principal executive offices, including zip code)

(262) 879-5000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 1, 2008, Fiserv, Inc. (“Fiserv”) entered into a Stock Subscription and Purchase Agreement (the “Stock Purchase Agreement”) with affiliates of Trident IV, L.P., under which Fiserv agreed to sell a 51% interest in Fiserv Insurance Solutions, Inc. (“FISI”), a wholly-owned subsidiary of Fiserv Insurance Holdings, Inc. (“FIHI”), itself a wholly-owned subsidiary of Fiserv, to Trident FIS Holdings, LLC and Trident FIS PF Holdings, LLC (together, the “Trident Investors”). Fiserv expects to receive approximately $510 million in net after-tax proceeds from the transaction.

Pursuant to the terms of the Stock Purchase Agreement, the Trident Investors will make a cash contribution of $205 million to a newly-formed Delaware corporation, Insurance Solutions Holdings, Inc. (“Holdco”), in exchange for preferred stock representing approximately 51% of the equity of Holdco. FIHI will, in turn, contribute 49 of the 100 shares of FISI stock that are outstanding to Holdco in exchange for preferred stock representing approximately 49 percent of the equity of Holdco. Holdco will then contribute both the 49 shares of FISI stock and the cash received from the Trident Investors to another newly-formed Delaware corporation, Insurance Solutions Group, Inc. (“Newco”), in exchange for 100% of Newco’s capital stock. Subsequently, Newco will transfer all of the cash received from the Trident Investors to FIHI in exchange for its remaining 51 shares of FISI stock. As a result of these transactions, FISI will be a wholly-owned subsidiary of Newco, itself a wholly-owned subsidiary of Holdco, in which Fiserv, through FIHI, will hold approximately 49% of the equity and the Trident Investors will hold approximately 51%. In addition, Newco will repay $335 million in intercompany indebtedness to Fiserv and issue Fiserv a note for $30 million payable on the earlier of the 10 year anniversary of the closing or a change in control of Newco.

Upon the closing of the transaction, Fiserv anticipates entering into a Stockholders Agreement (the “Stockholders Agreement”) with the Trident Investors and certain management stockholders, which sets forth certain rights and privileges of the stockholders of Holdco, including with respect to the management and operations thereof. The Stockholders Agreement also establishes certain restrictions on the transfer of Holdco stock, including tag-along rights, drag-along rights and demand registration rights under certain conditions.

The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1, and is incorporated herein by reference. There are representations and warranties contained in the Stock Purchase Agreement which were made by the parties to each other as of specific dates. The assertions embodied in these representations and warranties were made solely for purposes of the Stock Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating their terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality that is different from certain standards generally applicable to shareholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Therefore, you should not rely on the representations and warranties contained in the Stock Purchase Agreement as statements of factual information.

Item 7.01	Regulation FD Disclosure

Fiserv announced the transaction described in Item 1.01 above in a press release on July 2, 2008, a copy of which is furnished herewith as Exhibit 99.1.

Also on July 2, 2008, Fiserv announced that its board of directors has authorized Fiserv to repurchase up to 10 million shares of its common stock. A copy of the press release is furnished herewith as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description
2.1	Stock Subscription and Purchase Agreement, dated as of July 1, 2008, by and among Trident FIS Holdings, LLC, Trident FIS PF Holdings, LLC., Insurance Solutions Holdings, Inc., Insurance Solutions Group, Inc., Fiserv, Inc. and Fiserv Insurance Holdings, Inc.

99.1	Press Release announcing the sale of a majority interest in Fiserv’s insurance business, dated July 2, 2008

99.2	Press Release announcing share repurchase authorization, dated July 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISERV, INC.

Date: July 8, 2008	By:	/s/ Charles W. Sprague
Charles W. Sprague
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Subscription and Purchase Agreement, dated as of July 1, 2008, by and among Trident FIS Holdings, LLC, Trident FIS PF Holdings, LLC., Insurance Solutions Holdings, Inc., Insurance Solutions Group, Inc., Fiserv, Inc. and Fiserv Insurance Holdings, Inc.

99.1	Press Release announcing the sale of a majority interest in Fiserv’s insurance business, dated July 2, 2008

99.2	Press Release announcing share repurchase authorization, dated July 2, 2008